Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE

Natural Resource Partners L.P.
Reports Third Quarter 2009 Results
Third Quarter 2009 Highlights:
•	Net income attributable to the limited partners of $25.2 million, up $20.4 million in 3Q09 from 2Q09 but down 30% from 3Q08

•	Distributable cash flow of $30.1 million, down 44% from 3Q08

•	Revenues of $64.0 million, down 16% from 3Q08

•	Distribution of $0.54 per unit, a 2.9% increase over 3Q08

•	Holders of incentive distribution rights forego $7.35 million of distributions for 3Q09

•	Metallurgical coal accounted for 23% of coal production and 30% of coal royalty revenues year-to-date
HOUSTON, November 4, 2009 — Natural Resource Partners L.P. (NYSE:NRP) announced today distributable cash flow, a non-GAAP measure, of $30.1 million for the third quarter of 2009, down 44% from the prior year third quarter. Distributable cash flow is reconciled to net cash provided by operating activities, a GAAP measure, in a table attached. Net income attributable to the limited partners was $25.2 million, or $0.36 per unit, for the third quarter this year versus $36.2 million, or $0.55 per unit, for the same period last year.

Highlights	3Q09	2Q09	3Q08
	(in thousands except per ton and per unit)
Coal production:	11,283	11,784	14,935
Coal royalty revenues:	$49,307	$46,380	$58,323
Average coal royalty revenue per ton:	$4.37	$3.94	$3.91
Total revenues:	$63,962	$59,487	$76,196
Net income to limited partners:	$25,161	$4,804	$36,154
Average units outstanding in quarter:	69,451	66,946	64,891
Net income per unit:	$0.36	$0.07	$0.55
Distributable cash flow:	$30,061	$49,068	$53,965

“As reflected in our third quarter results as compared to second quarter of 2009, we are beginning to see improvements in the coal markets and particularly in the global

NRP Reports 3Q09 Results
metallurgical coal markets. These improvements yielded NRP improved price realizations across the board in all basins for both the quarter and year-to-date,” said Nick Carter, President and Chief Operating Officer. “As the U.S. economy improves, natural gas prices increase and utility stockpiles burn down, we expect both production and prices to rebound.”
Third Quarter 2009 versus Second Quarter 2009
Total revenues in the third quarter increased $4.5 million, or 8% from the second quarter of 2009, primarily due to higher coal royalty revenues as a result of increased realizations for coal royalty per ton. Coal production decreased 501,000 tons, or 4%, while average coal royalty revenue per ton increased $0.43, or approximately 11% this quarter. In the third quarter, metallurgical coal production by NRP’s lessees increased by approximately 1 million tons over the second quarter of 2009; while steam coal decreased by approximately 1.5 million tons. The other increases in total revenues were predominantly related to override royalties and minimums recognized as royalties.
Net income attributable to the limited partners improved $20.4 million in the third quarter to $25.2 million, up from the $4.8 million reported in the second quarter. The improvement was due to several factors:
•	Improvement in third quarter revenues of $4.5 million;

•	Lower expenses in third quarter of approximately $9.3 million compared to the second quarter, primarily due to an $8.2 million non-cash write-off of a lease that occurred in the second quarter; and

•	The holders of the incentive distribution rights, including the general partner, were allocated $7.35 million less due to the forgiveness of the highest splits for the third quarter distribution. This equates to a $0.10 per unit improvement for the quarter.
Net income per unit improved by $0.29 per unit to $0.36 per unit in the third quarter, up from the $0.07 reported in the second quarter of 2009. Offsetting slightly the positive reasons listed above, the average number of units outstanding for the third quarter increased by approximately 4.6 million units due to units issued during the second quarter for an acquisition.
Distributable cash flow decreased 39% from the second quarter 2009 to $30.1 million due predominantly to changes in working capital that offset improvements in revenues. The largest change in working capital was $14.2 million in accrued interest due to interest payments on senior notes due semi-annually.
Third Quarter and Nine Month Results
Revenues
Third Quarter
Total revenues of $64.0 million for the third quarter of 2009 were $12.2 million, or 16%, less than the $76.2 million reported for the third quarter 2008, which was the highest ever

NRP Reports 3Q09 Results
reported by NRP. The decrease in total revenues included approximately $9 million related to coal royalty revenues, where production fell 3.6 million tons from 2008, offset somewhat by significantly higher average gross royalty revenue per ton. The average gross royalty revenue per ton rose $0.46, or 12%, from third quarter 2008 to the third quarter 2009 due to higher prices for steam coal and more production and sales of metallurgical coal, which garners a much higher price than steam coal. The remainder of the decrease was spread across all lines of revenue, including aggregates, infrastructure, oil and gas, overrides and other, all due to the current economy.
Nine Months
Total revenues for the first nine months of 2009 were $190.2 million, or 12% less than the $215.8 million reported for the comparable period last year. Coal royalty revenues accounted for $19.2 million of the decrease, mainly due to 10 million fewer tons of coal produced in 2009 than in 2008. The lower production occurred across all regions as production curtailments by NRP’s lessees occurred for both steam and metallurgical coal in response to lower demand. The impact of the lower production was abated somewhat by a $0.49 improvement in the average gross royalty revenue per ton. The remainder of the decline was due predominantly to declines in aggregates, oil and gas, and overrides, all of which were impacted by lower demand that affected both production and price.
Expenses
Third Quarter
Total expenses of $22.6 million for the third quarter of 2009 were virtually flat compared to the third quarter of 2008. Depreciation, depletion and amortization expenses were down $4.1 million due to lower production in 2009, offset by $4.2 million in higher general and administrative expenses and property and franchise taxes. These expenses were higher due to fluctuations in NRP’s long-term incentive plan accrual, as well as higher property taxes in several states.
Interest expenses increased $3.9 million in the third quarter 2009 due to additional debt incurred to fund acquisitions and higher interest rates.
Nine Months
Total expenses of $79.7 million for the first nine months of 2009 rose $5.6 million from the $74.1 million reported for the first nine months of 2008. Excluding the $8.2 million non-cash write-off of a terminated lease that occurred in the second quarter of 2009, NRP would have seen an overall net reduction in expenses of $2.6 million. Normal depreciation, depletion and amortization were down due to lower production and general and administrative expenses increased due to incentive compensation accruals.
Net Income Attributable to the Limited Partners
Third Quarter
Net income attributable to the limited partners of $25.2 million declined $11.0 million from the $36.2 million reported for the third quarter of 2008. Partially offsetting the lower revenues and higher interest costs, the holders of the incentive distribution rights

NRP Reports 3Q09 Results
agreed, as a part of a recent acquisition, to forego the distribution for the highest splits for the third quarter of 2009.
Net income per limited partner unit declined to $0.36 per unit in the third quarter 2009 from the $0.55 per unit reported in the third quarter 2008. In addition to the discussion above on net income attributable to the limited partners, the net income per unit was impacted by the issuance of an additional 4.6 million units for an acquisition in 2009.
Nine Months
Net income attributable to the limited partners declined $39.3 million to $51.6 million or $0.77 per unit for the third quarter 2009 from $90.8 million or $1.40 per unit for the first nine months of 2008 due to all the items discussed previously.
Distributable Cash Flow
Third Quarter
Distributable cash flow for the third quarter of 2009 declined to $30.1 million from the $54.0 million reported in the same period last year. In addition to the operating items discussed above, distributable cash flow was impacted by higher semi-annual interest payments that were made in the third quarter and an increase of $3.8 million in the accrual for future principal payments.
Nine Months
Distributable cash flow for the nine months decreased by $31.6 million to $114.6 million. The first nine months of distributable cash flow was reduced for accruals for future principal payments in the amount of $11.3 million for the first nine months of 2009 versus the first nine months of 2008.
Current Market
Coal markets for metallurgical coal are improving. While utilization for U.S. steel plants has averaged less than 50% over the course of the year, the current utilization rate is up to approximately 60%. While this rate is still lower than the 70% utilization rate in October 2008, monthly raw steel production has increased every month since April. The coal producers are also exporting more metallurgical coal. Exports of metallurgical coal for the month of August, the latest data available, were 30% higher than August of 2008.
While the metallurgical coal markets have improved, there is still significant steam coal inventory at utilities. Overall demand for electricity is down approximately 4% year-to-date, and steam coal demand is down even further due to weak industrial demand and low natural gas prices.
Acquisitions and Liquidity
In the third quarter of 2009, NRP completed its 38th acquisition since its initial public offering. NRP acquired coal reserves associated with the Deer Run mine in the Illinois Basin for an initial payment of $10 million, with future acquisitions of reserves at Deer

NRP Reports 3Q09 Results
Run, totaling $245 million, to be completed over the next 27 months. Following the initial acquisition at Deer Run, NRP has $22.0 million outstanding on it credit facility with an additional $278 million available.
Even after making $25.2 million in annual principal and semi-annual interest payments during the third quarter, NRP had $60.9 million in cash and cash equivalents at September 30, 2009.
Distributions
As reported on October 21, the Board of Directors of NRP’s general partner declared a quarterly distribution of $0.54 per unit. This represents a 2.9% increase over the third quarter 2008 and is unchanged from the second quarter 2009. Simultaneous with the announcement of the Deer Run acquisition, the holders of the incentive distribution rights opted to forego the highest splits for the third and fourth quarter distributions of 2009. This equates to a savings of $7.35 million in distributions per quarter to the partnership.
Company Profile
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing mineral reserve properties. NRP owns coal reserves and coal handling and transportation infrastructure in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. In addition, the partnership owns and manages aggregate reserves in Texas, West Virginia and Washington.
For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
Disclosure of Non-GAAP Financial Measures
Distributable cash flow represents cash flow from operations less actual principal payments and cash reserves set aside for scheduled principal payments on the senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.
Forward-Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the current coal market conditions and borrowing capacity. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the

NRP Reports 3Q09 Results
partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

09-15	-Financial statements follow-

NRP Reports 3Q09 Results
Natural Resource Partners L.P.
Operating Statistics
(In thousands except per ton data)

	Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Coal Royalties:
Coal royalty revenues:
Appalachia
Northern	$3,998	$3,433	$9,931	$11,838
Central	33,688	40,371	101,874	117,642
Southern	4,849	5,397	14,755	14,697

Total Appalachia	$42,535	$49,201	$126,560	$144,177
Illinois Basin	5,413	6,438	16,234	14,995
Northern Powder River Basin	1,359	2,684	5,500	8,329

Total	$49,307	$58,323	$148,294	$167,501

Coal royalty production (tons):
Appalachia
Northern	1,238	1,172	3,304	4,436
Central	6,984	8,859	21,962	27,430
Southern	799	1,015	2,438	3,239

Total Appalachia	9,021	11,046	27,704	35,105
Illinois Basin	1,723	2,441	5,005	5,899
Northern Powder River Basin	539	1,448	2,840	4,493

Total	11,283	14,935	35,549	45,497

Average royalty revenue per ton:
Appalachia
Northern	$3.23	$2.93	$3.01	$2.67
Central	4.82	4.56	4.64	4.29
Southern	6.07	5.32	6.05	4.54
Total Appalachia	4.72	4.45	4.57	4.11
Illinois Basin	3.14	2.64	3.24	2.54
Northern Powder River Basin	2.52	1.85	1.94	1.85

Combined average royalty revenue per ton	$4.37	$3.91	$4.17	$3.68

Aggregates:
Royalty revenues	$1,400	$1,980	$3,377	$5,028
Aggregate royalty bonus	$300	$300	$1,320	$2,544
Production:	1,148	1,484	2,629	3,876
Average base royalty per ton:	$1.22	$1.33	$1.28	$1.30

NRP Reports 3Q09 Results
Natural Resource Partners L.P.
Consolidated Statements of Income
(In thousands, except per unit data)

	Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Revenues:
Coal royalties	$49,307	$58,323	$148,294	$167,501
Aggregate royalties	1,700	2,280	4,697	7,575
Coal processing fees	1,508	2,044	5,808	5,698
Transportation fees	3,049	3,183	8,634	8,193
Oil and gas royalties	1,203	2,201	3,649	5,579
Property taxes	3,311	2,263	9,036	7,760
Minimums recognized as revenue	775	737	1,065	1,193
Override royalties	2,077	3,133	5,961	7,638
Other	1,032	2,032	3,038	4,706

Total revenues	63,962	76,196	190,182	215,843
Operating costs and expenses:
Depreciation, depletion and amortization	12,952	17,042	48,026	48,849
General and administrative	4,586	1,732	17,926	12,771
Property, franchise and other taxes	4,273	2,822	11,399	10,569
Transportation costs	403	431	1,144	960
Coal royalty and override payments	353	287	1,214	939

Total operating costs and expenses	22,567	22,314	79,709	74,088

Income from operations	41,395	53,882	110,473	141,755
Other income (expense)
Interest expense	(10,762)	(6,912)	(29,516)	(21,336)
Interest income	18	368	196	1,124

Net income	$30,651	$47,338	$81,153	$121,543

Net income attributable to:
General partner	$513	$738	$1,052	$1,854

Holders of incentive distribution rights	$4,977	$10,446	$28,538	$28,845

Limited partners	$25,161	$36,154	$51,563	$90,844

Basic and diluted net income per limited partner unit:	$0.36	$0.55	$0.77	$1.40

Weighted average number of units outstanding:	69,451	64,891	67,113	64,891

NRP Reports 3Q09 Results
Natural Resource Partners L.P.
Statements of Cash Flows
(In thousands)

	Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Cash flows from operating activities:
Net income	$30,651	$47,338	$81,153	$121,543
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	12,952	17,042	48,026	48,849
Non-cash interest charge	326	31	1,336	266
Loss from disposition of assets	—	—	—	32
Change in operating assets and liabilities:
Accounts receivable	(1,885)	(2,323)	(20)	(11,294)
Other assets	312	308	579	892
Accounts payable and accrued liabilities	104	18	(143)	447
Accrued interest	(7,123)	(2,934)	(3,214)	(3,199)
Deferred revenue	1,996	1,263	10,306	3,989
Accrued incentive plan expenses	840	(1,584)	2,408	(506)
Property, franchise and other taxes payable	(53)	(886)	(1,632)	(1,876)

Net cash provided by operating activities	38,120	58,273	138,799	159,143

Cash flows from investing activities:
Acquisition of land, coal and other mineral rights	(19,345)	—	(114,986)	—
Acquisition or construction of plant and equipment	—	(2,498)	(1,157)	(9,952)

Net cash used in investing activities	(19,345)	(2,498)	(116,143)	(9,952)

Cash flows from financing activities:
Proceeds from loans	22,000	—	325,000	—
Deferred financing costs	—	—	(661)	—
Repayments of loans	(7,693)	(7,692)	(168,235)	(17,235)
Retirement of purchase obligation related to reserve and infrastructure	(3,000)	—	(63,000)	—
Costs associated with issuance of units	—	—	(21)	—
Distributions to partners	(50,697)	(44,125)	(144,787)	(125,885)

Net cash used in financing activities	(39,390)	(51,817)	(51,704)	(143,120)

Net increase or (decrease) in cash and cash equivalents	(20,615)	3,958	(29,048)	6,071
Cash and cash equivalents at beginning of period	81,495	60,454	89,928	58,341

Cash and cash equivalents at end of period	$60,880	$64,412	$60,880	$64,412

SUPPLEMENTAL INFORMATION:
Cash paid during the period for interest	$17,556	$9,729	$31,316	$24,179

Non-cash investing activities:
Equity issued for acquisitions	$—	$—	$95,910	$—
Liability assumed in acquisition	—	$—	1,170	$—

Non-cash financing activities:
Purchase obligation related to reserve and infrastructure acquisition	$14,802	$—	$74,022	$—

NRP Reports 3Q09 Results
Natural Resource Partners L.P.
Consolidated Balance Sheets
(In thousands, except for unit information)

	September 30,	December 31,
	2009	2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$60,880	$89,928
Accounts receivable, net of allowance for doubtful accounts	29,873	31,883
Accounts receivable — affiliate	2,211	1,351
Other	254	934

Total current assets	93,218	124,096
Land	24,343	24,343
Plant and equipment, net	69,087	67,204
Coal and other mineral rights, net	1,157,092	979,692
Intangible assets	162,779	102,828
Loan financing costs, net	3,005	2,679
Other assets, net	599	498

Total assets	$1,510,123	$1,301,340

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable and accrued liabilities	$927	$861
Accounts payable — affiliate	156	365
Obligation related to acquisitions	11,843	—
Current portion of long-term debt	32,235	17,235
Accrued incentive plan expenses — current portion	4,235	3,179
Property, franchise and other taxes payable	4,490	6,122
Accrued interest	3,362	6,419

Total current liabilities	57,248	34,181
Deferred revenue	51,060	40,754
Accrued incentive plan expenses	5,594	4,242
Long-term debt	620,587	478,822
Partners’ capital:
Common units (69,451,136 in 2009, 64,891,136 in 2008)	757,550	719,341
General partner’s interest	13,717	13,579
Holders of incentive distribution rights	4,977	11,069
Accumulated other comprehensive loss	(610)	(648)

Total partners’ capital	775,634	743,341

Total liabilities and partners’ capital	$1,510,123	$1,301,340

NRP Reports 3Q09 Results
Natural Resource Partners L.P.
Reconciliation of GAAP Financial Measurements
to Non-GAAP Financial Measurements
(In thousands)
Reconciliation of GAAP “Net cash provided by operating activities”
To Non-GAAP “Distributable cash flow”

	Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Net cash provided by operating activities	$38,120	$58,273	$138,799	$159,143
Less scheduled principal payments	(7,693)	(7,691)	(17,235)	(17,234)
Less reserves for future principal payments	(8,059)	(4,308)	(24,177)	(12,924)
Add reserves used for scheduled principal payments	7,693	7,691	17,235	17,234

Distributable cash flow	$30,061	$53,965	$114,622	$146,219

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